Mail Stop 4561


								March 30, 2006


By U.S. Mail and facsimile to (919) 687-7807


Mr. Allan E. Sturges
Acting Chief Financial Officer
M&F Bancorp, Inc.
2634 Durham-Chapel Hill Boulevard
Durham, North Carolina  27707

Re:	M&F Bancorp, Inc.
	Item 4.01 Form 8-K
      Filed March 27, 2006
	File No. 000-27307

We have completed our review of your Form 8-K/A filed March 30,
2006
in response to our letter dated March 28, 2006 and have no further comments at this time.



      Sincerely,



      Matthew Komar
								Staff Accountant

Alan E. Sturges
M&F Bancorp, Inc.
March 28, 2006
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